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                                                                   EXHIBIT 10.36


May 5, 2000

Ed Apffel
Diedrich Coffee
Irvine, CA

Dear Ed:

         We are pleased to offer you the position of Vice President of Wholesale Operations for Diedrich Coffee. The position will drive all wholesale efforts for the entire Company. As you know, we are currently the second largest specialty coffee company in the United States with plans to expand significantly in the near future. We view this as a growth position and a unique opportunity to help create something really special.

Our offer is as follows:

o BASE SALARY - $2,115.38 per week (paid on a bi-weekly basis) which equates to $110,000 annually at the completion of one full year of employment. Wages are reviewed annually as anniversary dates are reached.

o INCENTIVE/BONUS PLAN - plan pays 1.0% of total Wholesale EBITDA revenue when 90% of the EBITDA plan is met, 1.5% when 95% of the plan is met, 3.0% of EBITDA revenues when 100% of the plan ($957,404) is met, if the plan is exceeded by more than 5% you will receive 4.0% of total Wholesale EBITDA revenues. This bonus plan is subject to eligibility criteria including the achievement of the agreed on gross profit goal of 18%. In order to be eligible for payment you must be employed when the payment is due.

o STOCK OPTIONS - The Company will issue you options to purchase an additional 15,000 shares of Diedrich Coffee. The strike price of the shares will be the trailing 5 day average of the price of the shares from the day you were promoted. These options vest over 3 years at a rate of 33% per year. The Board reviews issuance of additional stock options annually.

o   VACATION - You will continue on the current Company vacation plan.

o WELLNESS - You will participate in the company's executive wellness plan. Which means you will be reimbursed 100% of the initiation fee and monthly dues to an approved Health Club membership.

o   BENEFITS - You will continue on your current benefits plan.

o EMPLOYMENT AT WILL - You may resign at any time and Diedrich Coffee may terminate at any time, with or without cause or notice.

o TERMINATION NOT FOR CAUSE - Should your employment be terminated for reasons other than cause (cause meaning willful misconduct, repeated failure to perform duties, fraud or dishonesty, felonious, or criminal acts), you will be entitled to a one-time payment equal to six month's salary.

o   POSITION REPORTS directly to the Chief Executive Officer of Diedrich Coffee

o   START DATE - May 4, 2000.


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We have been impressed with your accomplishments and look forward to you raising the bar as we grow Diedrich Coffee. Please confirm your acceptance of this offer by signing and returning an executed copy to Matt Kimble.

Very truly yours,

/s/ TIM RYAN
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Tim Ryan
Chief Executive Officer

I accept the position of Vice President of Wholesale Operations on the above terms and conditions.



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Ed Apffel                                   Date